For Immediate Release


Thursday, January 17, 2002

Contact: David G. Ratz, Executive Vice President & COO
                  (740) 286-3283


Oak Hill Financial Earnings Up 49% in Fourth Quarter 2001

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today reported net earnings for the three months ended December 31, 2001 of $2,394,000, or $.45 per diluted share, which exceed analysts' consensus estimate of $.425 per share (source: Thomson Financial I/B/E/S as reported on nasdaq.com). The fourth quarter 2001 earnings represent an increase of 49.2% over the $1,605,000, or $.30 per diluted share, in operating earnings that the company recorded for the quarter ended December 31, 2000.

For the fiscal year ended December 31, 2001, Oak Hill Financial recorded net earnings from operations of $8,299,000, or $1.57 per diluted share, an increase of 23.7% over the $6,710,000, or $1.23 per diluted share, in operating earnings for fiscal 2000. The 2001 operating earnings exclude a $900,000 pre-tax gain on the sale of a branch office of the company's Towne Bank subsidiary and pre-tax expenses of $259,000 related to the company's August 31, 2001 merger with employee benefits agency Innovative Financial Services, Inc. Including those items, the company's net income for 2001 was $8,722,000, or $1.65 per diluted share. All historical financial information has been restated to reflect the Innovative Financial Services merger, which was accounted for as a pooling of interests.

Oak Hill Financial's total assets ended 2001 at $778.3 million, an increase of 12.0% over the $694.9 million in assets recorded at December 31, 2000. Net loans at December 31, 2001 were $646.1 million, up 7.8% from December 31, 2000, while deposits increased 8.9% to end the year 2001 at $612.2 million. Also, investment securities increased 28.6% to $79.0 million, with most of the increase coming in the fourth quarter, as management undertook an expanded investment program designed to take advantage of opportunities to increase net interest income and the total return of the investment portfolio.

Reviewing  the fourth  quarter  and the fiscal  year  2001,  Oak Hill  Financial
President and CEO John D. Kidd said, "We are extremely pleased with the company's performance this year. Our entire management team was very focused on increasing shareholder value in 2001. With a lot of hard work from a lot of people, we substantially exceeded our goals, and the company is in great shape for the future."

"The primary drivers of the growth in earnings were substantial increases in net interest income and gain on sale of loans, coupled with improved efficiency," Kidd added. "For the year, net revenues were up nearly 18%, while expenses were only up 16%. The fourth quarter was even stronger, with net revenues up 21% over the fourth quarter of 2000, while expenses were up less than 13%. We're in the middle of a major upgrade to our data processing systems, yet our operating costs remain under control."

Looking forward to 2002, Kidd stated, "We believe that earnings will continue to improve. We've got good growth momentum in both loans and deposits to start the year, and we've pushed net interest margin into a range that will support continued earnings growth. Non-interest income continues to be strong, asset quality is improving, and we believe that we can maintain our current level of efficiency. We expect 2002 to be another good year for the company."

Key Issue Review and Outlook

Net Interest Margin - Improvement in the net interest margin was a key focus throughout 2001, and management is very pleased with the performance of the margin. Net interest margin for the fourth quarter of 2001 was 4.37%, an increase over the 4.12% posted in the third quarter and a substantial improvement over the 3.89% posted in the fourth quarter of 2000. Throughout the year, the net interest margin benefited from the downward repricing of time deposits and indexed liabilities tied to short-term Treasury bills. While the yields on adjustable-rate loans declined as well, contractual floors on many of these loans and overall loan growth mitigated the effect of lower rates. In the fourth quarter, the company generated an inflow of low-cost core deposits, which resulted in further margin enhancement. Looking forward, management believes that a minor rate cut during the first quarter of 2002 would not materially affect the margin and expects the net interest margin in the first quarter to be at or above 4.20%. If interest rates rise, the net interest margin should increase.

Operating Expenses & Efficiency - The company's non-interest expense was 2.71% of average assets for the fourth quarter of 2001, which compares to 2.75% in the fourth quarter of 2000. The company is in the process of a major upgrade and conversion of its data processing system and facilities, which will facilitate long-term growth and provide opportunities to improve efficiency, customer service, fee income, and product sales. As the company is incurring higher expenses due to the upgrade, management does not anticipate a significant change in operating expenses as a percentage of average assets for the year 2002. Therefore, this ratio is expected to be in the range of 2.70% to 2.80% for 2002.

For both the fourth quarter and the full year, the growth in net revenues outpaced the growth in operating expenses. As a result, the company's efficiency ratio for the fourth quarter of 2001 improved to 52.4% as compared to 60.4% for the fourth quarter of 2000. Similarly, for the year 2001 the efficiency ratio was 57.2% versus 59.3% for the year 2000. Management's objective for 2002 is to maintain the efficiency ratio at or below 53.0%.

Non-Interest Income - Non-interest income in the fourth quarter was $1,606,000, an increase of 7.0% over the third quarter of 2001 and 16.0% over the fourth quarter of 2000. For the year 2001, non-interest income was up 30.3% over the year 2000. Of the components of non-interest income, gain on sale of loans was particularly strong due to the low interest rate environment. Management anticipates that the current level of gain on sale of loans will continue through the first quarter, with future quarters dependent on the interest rate environment. For 2002, the company is anticipating a moderate increase in non-interest income primarily through the introduction of new fee-producing services, annual service charge adjustments, and growth in title insurance, group health insurance, and non-deposit investment programs.

Asset Quality - The company's asset quality improved considerably during the fourth quarter of 2001 as the nonperforming loans/total loans and nonperforming assets/total assets ratios decreased from 1.22% and 1.06%, respectively, at September 30 to 0.80% and 0.87%, respectively, at December 31. Of the non-performing loan ratio, approximately 0.24% represents a single commercial real estate loan that is new to the nonperforming list. The inclusion of this loan was offset, however, by the resolution with no loss of a previously nonperforming credit of similar size. Of the current nonperforming assets, management projects a worst-case loss potential of $700,000.

Net charge-offs (non-annualized) for the fourth quarter were 0.09% of total loans. This is somewhat higher than average and, consistent with the company's recent practice, reflects management's more aggressive stance on charge-offs in light of current economic conditions. For the full year 2001, net-chargeoffs were 0.23%, slightly above the company's ongoing objective of 0.20% or less. To further protect against potential losses, during the fourth quarter management increased the allowance for loan losses to 1.28%, as compared to 1.25% at the end of the third quarter and 1.19% at the end of 2000. At this point, management does not anticipate significant changes in asset quality in the first quarter of 2002.

Overall Strategy - Oak Hill Financial will continue to pursue revenue growth through originating adjustable-rate commercial loans, commercial real estate loans and residential mortgage loans; fixed-rate residential mortgage loans for sale in the secondary market; and consumer loans. Management believes that commercial and commercial real estate loans hold the greatest potential for growth and margin improvement within its bank subsidiaries, and the year 2002 emphasis will continue to be on these products.

Non-interest income growth and diversification of non-interest revenues are also key elements of the company's strategy. Cross-selling additional services to the company's diverse customer base will be a major focus in the pursuit of non-interest income. Finally, the company will continue the aforementioned growth of its investment portfolio to take advantage of opportunities to increase net interest income and the total return of the portfolio.

Asset/Loan Growth - The company grew its assets rapidly during the fourth quarter of 2001, posting an increase from September 30 to December 31 of 6.3% (non-annualized). Loans increased 3.1% during the same period. The company's objectives for 2002 call for approximately 12% growth in loans and assets. However, management's first priority remains the company's earnings objectives. Therefore, management continues to be willing to accept a lower growth rate to maintain net interest income and an acceptable level of credit quality. Conversely, if the economy begins to recover, management also believes that it may be possible to pursue -- and attain -- a higher asset growth rate while still achieving the company's earnings objectives.

Expansion - During the fourth quarter, the company's Oak Hill Banks subsidiary established a branch banking office in the community of Proctorville, Ohio, which is part of the Huntington, West Virginia metropolitan area. Also, Oak Hill Banks opened a loan production office in Athens, Ohio. Focusing on commercial lending, the new office complements the existing full-service branch operated by the bank in that community.

In conjunction with a law firm, the company also formed a title insurance agency during the quarter to take advantage of the non-interest income opportunities created by the substantial number of commercial and residential real estate loans generated by its banking subsidiaries.

Management - Richard P. LeGrand retired as President & CEO of the Oak Hill Banks subsidiary on December 31, 2001. He will continue to serve as an Executive Vice President and Director of Oak Hill Financial, where he will be active in investments and large commercial loans. Scott J. Hinsch, Jr., a 27-year banking veteran who joined the company in 1999, succeeded Mr. LeGrand at Oak Hill Banks. In turn, Darrell D. Boggs, who joined the bank in 1978, was appointed to replace Mr. Hinsch as the bank's Chief Operating Officer.

Also, David G. Ratz was appointed Executive Vice President and Chief Operating Officer of Oak Hill Financial. Mr. Ratz joined the company in 1995 and had previously served as Chief Administrative Officer and as Executive Vice President of Oak Hill Banks.

Estimates - Management has increased its earnings per share estimate for 2002 to a range of $1.75 to $1.85. Earnings per share for the first quarter of 2002 is expected to be between $.44 and $.46. Management has developed several possible scenarios under which the 2002 earnings estimate can be achieved and believes it is attainable under low, moderate, and high-growth scenarios.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Three of its subsidiaries, Oak Hill Banks, Towne Bank, and Action Finance Company, are involved in commercial banking and consumer finance. Combined, they operate 24 full-service banking offices, two bank loan production offices, and six consumer finance offices in 15 counties across southern and central Ohio. A fourth subsidiary, Innovative Financial Services, is an insurance agency specializing in group health insurance that services over 350 group plans throughout the same region.

Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

                            Oak Hill Financial, Inc.
                         January 17, 2002 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                           For the                          At or for the
                                                               three months ended December 31,    twelve months ended December 31,
                                                                   2001               2000            2001                2000
                                                                         (unaudited)                        (unaudited)
SUMMARY  OF  FINANCIAL  CONDITION(1)

Total assets                                                                                      $778,332            $694,905
Interest bearing deposits
  and federal funds sold                                                                            11,929                 442
Investment securities                                                                               78,981              61,427
Loans receivable -- net                                                                            646,081             599,086
Deposits                                                                                           612,204             562,414
Federal Home Loan Bank
  advances and other borrowings                                                                    104,860              77,595
Stockholders' equity                                                                                56,349              50,224


SUMMARY  OF  OPERATIONS(1)(2)(3)

Interest income                                                  14,713             14,903          59,704              54,579
Interest expense                                                  6,813              8,456          30,777              29,506
                                                                 ------             ------         -------             -------
    Net interest income                                           7,900              6,447          28,927              25,073

Provision for loan losses                                           972                697           2,591               2,263
                                                                 ------             ------         -------             -------

    Net interest income after
    provision for loan losses                                     6,928              5,750          26,336              22,810

Gain on sale of loans                                               489                  2           1,385                  89
Insurance commissions                                               544                574           2,203               2,090
Other non-interest income                                           573                809           2,702               2,649
Non-interest expense                                              5,123              4,719          20,412              17,562
                                                                 ------             ------         -------             -------

    Earnings before federal income taxes                          3,411              2,416          12,214              10,076

Federal income taxes                                              1,017                811           3,915               3,366
                                                                 ------             ------         -------             -------

Net earnings                                                    $ 2,394            $ 1,605        $  8,299            $  6,710
                                                                 ======             ======         =======             =======

                            Oak Hill Financial, Inc.
                         January 17, 2002 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                           For the                          At or for the
                                                               three months ended December 31,    twelve months ended December 31,
                                                                   2001               2000            2001                2000
                                                                         (unaudited)                        (unaudited)
PER SHARE  INFORMATION(1)
Basic earnings per share (4)                                      $0.45              $0.23          $ 1.66               $1.17
                                                                   ====               ====           =====                ====
Diluted earnings per share (5)                                    $0.45              $0.23          $ 1.65               $1.16
                                                                   ====               ====           =====                ====
Dividends per share (4)                                           $0.12              $0.10          $ 0.44               $0.39
                                                                   ====               ====           =====                ====
Book value per share                                                                                $10.70               $9.51
                                                                                                     =====                ====

SELECTED PERFORMANCE RATIOS FROM CONTINUING OPERATIONS(1)(2)(3)(5)

Basic earnings per share (4)                                      $0.45              $0.30           $1.58               $1.24
                                                                   ====               ====            ====                ====
Diluted earnings per share (5)                                    $0.45              $0.30           $1.57               $1.23
                                                                   ====               ====            ====                ====
Return on average assets                                           1.27%              0.93%           1.14%               1.05%
Return on average equity                                          16.82%             12.84%          15.65%              13.66%
Non-interest expense to average assets                             2.71%              2.75%           2.81%               2.74%
Dividend payout ratio                                             26.40%             34.40%          27.97%              31.74%
Efficiency ratio                                                  52.41%             60.40%          57.17%              59.28%

OTHER  STATISTICAL  AND  OPERATING  DATA (6)

Net interest margin (fully taxable equivalent)                     4.37%              3.89%           4.17%               4.06%
Total allowance for loan losses
    to nonperforming loans                                                                          159.99%             250.81%
Total allowance for loan losses
    to total loans                                                                                    1.28%               1.19%
Nonperforming loans to total loans                                                                    0.80%               0.47%
Nonperforming assets to total assets                                                                  0.87%               0.45%
Net charge-offs to average loans (actual for the period)           0.09%              0.07%           0.23%               0.22%
Net charge-offs to average loans (annualized)                      0.37%              0.27%           0.23%               0.22%
Equity to assets at period end                                                                        7.24%               7.22%


(1)  Restated as appropriate to reflect  the merger  with  Innovative  Financial
     Services   on   August   31,   2001,   which   was   accounted   for  as  a
     pooling-of-interests.

(2) Does not include $375,000 and $184,000, pre-tax, securities losses and asset impairment charges, respectively, for the three and nine months ended December 31, 2001, and $381,000 and $184,000, pre-tax, securities losses and asset impairment charges, respectively, for the twelve months Ended December 31, 2000.

(3) Does not include $31,000 and $259,000, pre-tax, merger-related charges for the three and twelve months ended December 31, 2001, and a $900,000 gain on the sale of the Towne Bank Amelia branch for the twelve months ended December 31, 2001.

(4)  Based on 5,262,740,  5,243,952,  5,296,267  and 5,401,421  weighted-average shares outstanding for the three and twelve month periods ended December 31, 2001, and December 31, 2000, respectively.

(5)  Based on 5,309,854,  5,285,954,  5,345,597  and 5,449,452  weighted-average shares outstanding for the three and twelve month periods ended December 31, 2001, and December 31, 2000, respectively.

(6)  Annualized where appropriate.

                            Oak Hill Financial, Inc.
                         January 17, 2002 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                           For the                          At or for the
                                                               three months ended December 31,    twelve months ended December 31,
                                                                   2001               2000            2001                2000
                                                                         (unaudited)                        (unaudited)
SUPPLEMENTAL DETAIL

BALANCE SHEET - ASSETS

Cash and cash equivalents                                                                           30,566              13,307
Trading account securities                                                                              -                   -
Securities available for sale                                                                       75,574              56,480
Held to maturity securities                                                                          3,407               4,947
Other securities                                                                                     5,356               4,981
Total securities                                                                                    84,337              66,408
Total cash and securities                                                                          114,903              79,715
Loans and leases held for investment (1)                                                           651,658             605,136
Loans and leases held for sale (1)                                                                   1,637                 183
Total loans and leases (1)                                                                         653,295             605,319
Reserve for losses on loans                                                                          8,345               7,197
Goodwill                                                                                               216                 249
Other intangibles                                                                                       -                   -
Total intangible assets                                                                                216                 249
Mortgage servicing rights                                                                            1,131                 964
Purchased credit card relationships                                                                     -                   -
Other real estate owned                                                                              1,587                 232
Other assets                                                                                        15,545              15,623
Total assets                                                                                       778,332             694,905

BALANCE SHEET - LIABILITIES

Deposits                                                                                           612,204             562,414
Borrowings                                                                                          99,860              72,595
Other liabilities                                                                                    4,919               4,672
Total liabilities                                                                                  716,983             639,681
Redeemable preferred stock                                                                              -                   -
Trust preferred securities                                                                           5,000               5,000
Minority interest                                                                                       -                   -
Other mezzanine level items                                                                             -                   -
Total mezzanine level items                                                                          5,000               5,000
Total liabilities and mezzanine                                                                    721,983             644,681


(1) Data is net of discount, gross of reserve.

                            Oak Hill Financial, Inc.
                         January 17, 2002 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                           For the                          At or for the
                                                               three months ended December 31,    twelve months ended December 31,
                                                                   2001               2000            2001                2000
                                                                         (unaudited)                        (unaudited)

SUPPLEMENTAL DETAIL (CONTINUED)

BALANCE SHEET - EQUITY

Preferred equity                                                                                        -                   -
Common equity                                                                                       56,349              50,224
MEMO ITEM: Net unrealized gain (loss) on
     securities held for sale (FASB 115 adjustment)                                                    (61)                (34)
EOP shares outstanding (1)                                                                       5,267,295           5,281,270
Options outstanding                                                                                825,526             713,301
Treasury shares held by company                                                                    326,933             304,470


Repurchase plan announced?                                           No                 No              No                 Yes
# of shares to be repurchased in plan                               N/A            320,000         320,000             320,000
# of shares repurchased during period                               N/A             36,775          73,050             253,570
Average price of repurchased shares                                 N/A             $15.31          $14.11              $15.48

INCOME STATEMENT

Interest income                                                  14,713             14,903          59,704              54,579
Interest expense                                                  6,813              8,456          30,777              29,506
Net interest income                                               7,900              6,447          28,927              25,073
Net interest income (fully taxable equivalent)                    8,133              6,477          29,380              25,187
Provision for loan losses                                           972                697           2,591               2,263
Nonrecurring income                                                  -                  -              900                  -

Nonrecurring expense                                                 31                184             259                 184

Trading account income                                               -                  -               -                   -
Foreign exchange income                                              -                  -               -                   -
Trust revenue                                                        -                  -               -                   -
Insurance commissions                                               544                574           2,203               2,090
Service charges on deposits                                         509                433           1,979               1,513
Gain on sale of loans                                               489                  2           1,385                  89
Gain (loss) on investment securities transactions                   (11)              (313)             31                (319)
Other noninterest income                                             75                314             692               1,074
Total noninterest income                                          1,606              1,010           6,290               4,447


(1) Excludes treasury shares.

                            Oak Hill Financial, Inc.
                         January 17, 2002 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                           For the                          At or for the
                                                               three months ended December 31,    twelve months ended December 31,
                                                                   2001               2000            2001                2000
                                                                         (unaudited)                        (unaudited)

SUPPLEMENTAL DETAIL (CONTINUED)

INCOME STATEMENT (CONTINUED)

Employee compensation and benefits expense                        2,610              2,668          11,744              10,058
Occupancy and equipment expense                                     534                519           2,089               1,981
Foreclosed property expense                                          -                  -               -                   -
Amortization of intangibles                                           9                  9              34                  34
Other general, administrative and other expense                   1,970              1,523           6,545               5,489
Total noninterest expense                                         5,123              4,719          20,412              17,562
Net income before taxes                                           3,380              1,857          12,855               9,511
Tax provision                                                     1,007                621           4,133               3,174
Net income before extraordinary items                             2,373              1,236           8,722               6,337
Extraordinary and after-tax items                                    -                  -               -                   -
Net income                                                        2,373              1,236           8,722               6,337

CHARGEOFFS

Loan chargeoffs                                                     694                444           1,826               1,415
Recoveries on loans                                                 102                 61             383                 215
Net loan chargeoffs                                                 592                383           1,443               1,200

AVERAGE BALANCE SHEET

Average loans and leases                                        636,103            597,031         623,486             557,037
Average other earning assets                                     92,486             64,644          81,635              63,499
Average total earning assets                                    728,589            661,675         705,121             620,536
Average total assets                                            750,272            682,956         725,645             641,990
Average total time deposits                                     377,616            363,676         376,834             335,678
Average other interest-bearing deposits                         163,608            144,308         155,405             137,471
Average total interest-bearing deposits                         541,224            507,984         532,239             473,149
Average borrowings                                               94,157             75,554          87,151              72,029
Average interest-bearing liabilities                            635,381            583,538         619,390             545,178
Average preferred equity                                             -                  -               -                   -
Average common equity                                            56,488             49,715          53,033              49,132

                            Oak Hill Financial, Inc.
                         January 17, 2002 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                           For the                          At or for the
                                                               three months ended December 31,    twelve months ended December 31,
                                                                   2001               2000            2001                2000
                                                                         (unaudited)                        (unaudited)

SUPPLEMENTAL DETAIL (CONTINUED)

ASSET QUALITY AND OTHER DATA

Nonaccrual loans                                                                                     3,692               2,351
Renegotiated loans                                                                                      -                   -
Other real estate owned                                                                              1,587                 232
Total nonperforming assets                                                                           5,279               2,583
Loans 90+ days past due and still accruing                                                           1,524                 518
NPAs plus loans over 90 days delinquent                                                              6,803               3,101

ADDITIONAL DATA

1-4 Family mortgage loans serviced for others                                                      143,357             113,546
Proprietary mutual fund balances                                                                        -                   -
Held to maturity securities (fair value)                                                             3,343               4,598
EOP employees (full-time equivalent)                                                                   307                 278
Total number of full-service banking offices                                                            23                  23
Total number of bank and thrift subsidiaries                                                             2                   2
Total number of ATMs                                                                                    27                  23

LOANS RECEIVABLE

Real estate                                                                                        239,239             263,116
Commercial real estate                                                                             217,964             174,032
Commercial and other                                                                               117,419              77,697
Consumer                                                                                            78,883              91,155
Credit cards                                                                                         1,664               1,605
                                                                                                   -------             -------
     Loans - gross                                                                                 655,169             607,605
Unearned interest                                                                                   (1,874)             (2,286)
                                                                                                   -------             -------
     Loans - net of unearned interest                                                              653,295             605,319
                                                                                                   -------             -------
Reserve for loan losses                                                                             (8,345)             (7,197)
                                                                                                   -------             -------
     Loans - net(1)                                                                                644,950             598,122
                                                                                                   =======             =======

(1) Does not include mortgage servicing assets.

                            Oak Hill Financial, Inc.
                         January 17, 2002 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                           For the                          At or for the
                                                               three months ended December 31,    twelve months ended December 31,
                                                                   2001               2000            2001                2000
                                                                         (unaudited)                        (unaudited)
SUPPLEMENTAL DETAIL (CONTINUED)

DEPOSITS

Non-interest bearing                                                                                60,840              45,589
Core interest bearing                                                                              440,339             408,110
Non-core interest bearing                                                                          111,025             108,715
                                                                                                   -------             -------
     Total deposits                                                                                612,204             562,414
                                                                                                   =======             =======


Fully taxable equivalent yield/average earning assets             8.08%               8.98%           8.53%              8.81%
Cost/average earning assets                                       3.71%               5.09%           4.36%              4.76%

     Net interest margin (fully taxable equivalent                4.37%               3.89%           4.17%              4.06%


































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